Exhibit 10.9

FIFTH AMENDMENT TO

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of October 5, 2012, is entered into by and among the Lenders signatory hereto, PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity “Agent”), GENERAL ELECTRIC CAPITAL CORPORATION and PNC, as co-collateral agents (in such capacities, the “Co-Collateral Agents” and each a “Co-Collateral Agent”), TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“U.S. Parent Holdco”), and its Subsidiaries signatory hereto. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A.            The Lenders, Agent, the Co-Collateral Agents, U.S. Parent Holdco, BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation (“Canadian Parent Holdco” and together with U.S. Parent Holdco, the “Parent Holdcos” and each a “Parent Holdco”), ALBEA AMERICAS, INC., a Delaware corporation (“Albea Americas”), ALBEA COSMETICS AMERICA, INC., a Delaware corporation (“Albea Cosmetics”), ALBEA BEAUTY SOLUTIONS USA, LLC, a New York limited liability company (“Albea Solutions”), ALBEA MEXICANA, LP, a Texas limited partnership (“Albea Mexicana”) ALBÉA METAL AMERICAS, INC., a Delaware corporation (“Albéa Metal” and, collectively with Albea Americas, Albea Cosmetics, Albea Solutions and Albéa Metal, the “U.S. Borrowers” and each a “U.S. Borrower”), ALBÉA CANADA INC., an Ontario corporation (“Albéa Canada” and collectively with the U.S. Borrowers, the “Borrowers” and each an “Borrower”) have previously entered into that certain Revolving Credit, Term Loan and Security Agreement, dated December 17, 2010, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement dated January 18, 2011, that certain Second Amendment to Revolving Credit, Term Loan and Security Agreement and Waiver, dated August 31, 2011, that certain Third Amendment to Revolving Credit, Term Loan and Security Agreement, dated November 10, 2011 and that certain Fourth Amendment to Revolving Credit, Term Loan and Security Agreement, dated August 28, 2012 (as amended, and as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers.

B.            The Borrowers have requested that the Agent’s, Co-Collateral Agents’ and Lenders consent to certain transactions and modifications to the Credit Agreement, which the Agent’s, Co-Collateral Agent’s and Lenders are willing to provide on the terms set forth herein.

C.            The Parent Holdcos and the Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s, any Co-Collateral Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Credit Agreement. On the Effective Date:

(a)           If the 2012/2013 Transaction Date has occurred, the Agreement shall be re-titled “Revolving Credit and Security Agreement” and each reference in each Other Document to the “Revolving, Credit, Term Loan and Security Agreement” shall instead be a reference to the “Revolving Credit and Security Agreement.”

(b)           The following defined terms are added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“2012/2013 Bridge Facility” shall mean a senior secured bridge facility issued by Twist Europe on the 2012/2013 Transaction Date, pursuant to the Bridge Facility Documents in an aggregate principal amount outstanding not exceeding, together with the 2012/2013 Notes, $650,000,000.

“2012/2013 Bridge Facility Agent” shall mean the Person acting as the collateral agent for the 2012/2013 Bridge Facility.

“2012/2013 Bridge Facility Documents” shall mean all documents, agreements, instruments and certificates from time to time entered into or delivered by Twist Europe in favor of the lenders thereunder in connection with 2012/2013 Bridge Facility on substantially the terms set forth in the summary of terms attached to the Fifth Amendment as Exhibit A, as the same may be amended, supplemented, restated, replaced or otherwise modified to the extent reasonably acceptable to the Co-Collateral Agents.

“2012/2013 Debt Documents” shall mean, as the context may require, the 2012/2013 Bridge Facility Documents and/or the 2012/2013 Note Documents.

“2012/2013 Notes” shall mean senior secured notes issued by Twist Europe on the 2012/2013 Transaction Date, pursuant to the Indenture in an aggregate principal amount not exceeding, together with the 2012/2013 Bridge Facility, $650,000,000.

“2012/2013 Note Documents” shall mean the Indenture, the 2012/2013 Notes and all documents, agreements, instruments and certificates from time to time entered into or delivered in connection therewith, as the same may be amended, restated, replaced or otherwise modified to the extent not prohibited by the terms of this Agreement.

“2012/2013 Transaction Date” shall mean the first date on or before April 5, 2013 which all of the following conditions are satisfied:

(a)           Agent has received the Fifth Amendment Fee;

(b)           Agent shall have received true correct and complete copies of the duly executed and effective 2012/2013 Debt Documents, certified as such by an Authorized Officer of U.S. Parent Holdco;

(c)           Agent shall have received the Intercreditor Agreement, duly executed by the Indenture Collateral Agent and acknowledged by each Loan Party and, with respect to the 2012/2013 Bridge Facility, the Subordination Agreement described on Exhibit A to the Fifth Amendment;

(d)           the 2012/2013 Notes shall have been issued in accordance with the Indenture and/or the 2012/2013 Bridge Facility shall have been consummated in accordance with the 2012/2013 Bridge Facility Documents, resulting in the receipt by Twist Europe of proceeds thereof in an aggregate principal amount not less than the sum of the following (the “Minimum Amount”): (i) the amount required to make the Twist Europe Loan and (ii) the total consideration payable in order to consummate the Project Rose Acquisition and pay all fees and expenses in connection therewith, including the Fifth Amendment Fee; provided that if the amount received by Twist Europe does not equal or exceed the Minimum Amount, such shortfall may be covered by the sale of additional equity interests by, or an equity contribution to, Twist Europe;

(e)           (i) the applicable Loan Parties shall have received the proceeds of the Twist Europe Loan and applied the proceeds thereof to (A) repay in full the Term Loan and all accrued interest thereon and (B) to the extent necessary to satisfy clause (j) below, repay the Revolving Advances; and (ii) Agent shall have received a Subordination Agreement in the form of Exhibit S to the Fifth Amendment, duly executed by Twist Europe with respect to the Twist Europe Loan;

(f)            Agent shall have received, in each case, certified as such by an Authorized Officer of U.S. Parent Holdco, true, correct and complete copies of (i) to the extent not previously delivered to the Agent in connection with the execution and delivery of the Fifth Amendment, the executed and effective material Project Rose Acquisition Documents and (ii) any amendment or modification to, or supplement or amended and restatement of, the Consulting Agreement implemented in connection with the Project Rose Acquisition;

(g)           the Project Rose Acquisition has been, or substantially contemporaneously shall be, consummated in accordance with the terms of the Project Rose Acquisition Agreement;

(h)           in accordance with Section 7.12 of the Credit Agreement, each Project Rose Loan Party shall have executed and delivered, or substantially concurrently therewith shall execute and deliver, to Agent, as determined by the Co-Collateral Agents in their Permitted Discretion, either (x) joinder documents to the Credit Agreement and the applicable Other Documents making such Project Rose Loan Party a Borrower or (y) joinder documents to the Guaranty and the applicable Other Documents making such Project Rose Loan Party a Guarantor, in each case, together with updated schedules to the

Credit Agreement and Other Documents reflecting the Project Rose Acquisition and, without limiting the foregoing:

(i)          Agent shall have received, completed on a post-closing basis with respect to the Project Rose Acquisition, an updated organizational chart of the Parent Holdcos and their Subsidiaries;

(ii)           each Uniform Commercial Code financing statements (or other similar filing) required by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral of each Project Rose Loan Party which is capable of being perfected by the filing of such financing statements shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is necessary or Agent shall be authorized to make such filing, registrations or recordings;

(iii)          Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Project Rose Loan Party authorizing (A) the execution, delivery and performance of the joinder documentation referenced in this clause (h) and (B) the granting by such Project Rose Loan Party of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Project Rose Loan Party as of the 2012/2013 Transaction Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(iv)          Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Project Rose Loan Party, dated the 2012/2013 Transaction Date, as to the incumbency and signature of the officers of such Project Rose Loan Party executing the joinder documents referenced in this clause (h), together with evidence of the incumbency of such Secretary or Assistant Secretary;

(v)           Agent shall have received copies of the Governing Documents of each Project Rose Loan Party, and all amendments thereto, certified (where applicable) by the Secretary of State or other appropriate official of its jurisdiction of organization, in each case, certified as of the 2012/2013 Transaction Date as accurate and complete by the Secretary of such Project Rose Loan Party;

(vi)          Agent shall have received good standing certificates for each Project Rose Loan Party dated as of a date prior to the 2012/2013 Transaction Date acceptable to Agent’s counsel, issued by the Secretary of State or other appropriate official of such Project Rose Loan Party’s jurisdiction of organization;

(vii)         Agent shall have received the executed legal opinion of each of Kirkland & Ellis LLP and such other counsel as may be applicable for any Loan Parties or Project Rose Loan Parties not organized under the laws of a state in which Kirkland & Ellis LLP has an office, in form and substance reasonably satisfactory to Agent, which shall cover such matters incident to the 2012/2013 Transactions as Agent may reasonably require;

(viii)            the Co-Collateral Agents shall have completed their “know your customer” and other similar regulatory compliance checks as to all Persons contemplated to become Loan Parties, the results of which shall be satisfactory to them in their sole discretion; and

(ix)          Agent shall have received updated insurance certificates and endorsements with respect to the Project Rose Loan Parties as required under Section 4.11; provided that notwithstanding Section 4.11 or anything else in the Credit Agreement to the contrary, in the event that the Borrowers are unable to obtain insurance endorsements notwithstanding their commercially reasonable efforts to do so, Borrowers shall be given a post-closing period of 10 days (or such longer date as Agent may agree in its sole discretion) to obtain such endorsements;

(i)          Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Loan Party authorizing the increase to the Maximum Revolving Advance Amount that is effective upon the 2012/2013 Transaction Date;

(j)            after giving effect on a pro forma basis to the 2012/2013 Transactions, Borrowers shall have Undrawn Availability of at least $10,000,000;

(k)           Agent shall have received the 2012/2013 Pro Forma Financial Statements, together with a certificate of an Authorized of each Parent Holdco setting forth the certifications referenced in Section 5.5(c) of the Credit Agreement and otherwise in form reasonably satisfactory to the Co-Collateral Agent;

(l)          no Indebtedness will be incurred, assumed, or would exist with respect to any Parent Holdco or any if its Subsidiaries as a result of the consummation of the 2012/2013 Transactions, other than Indebtedness permitted under Section 7.8 hereof and no Liens will be incurred, assumed, or would exist with respect to the assets of any Parent Holdco or any of its Subsidiaries as a result or such acquisition other than Permitted Encumbrances; and

(m)          the obligations described in Section 7.4(n) (as in effect prior to the occurrence of the 2012/2013 Transaction Date) have been paid in full.

“2012/2013 Transactions” shall mean the consummation of the transactions contemplated by the 2012/2013 Debt Documents, the Project Rose Acquisition, the Twist Europe Loan and the transactions contemplated by the Fifth Amendment which are effective only if the 2012/2013 Transaction Date occurs.

“ABL Intercompany Loans” shall have the meaning given to that term in the Intercreditor Agreement.

“Covenant Compliance Period” shall mean a period commencing on any date on which average Undrawn Availability for the preceding 5 Business Days is less than $6,000,000 and continues until the first day thereafter on which Undrawn Availability is equal to or greater than $6,000,000 for a period of 30 consecutive days.

“Extended Term Customer” shall mean a Customer approved by the Co-Collateral Agents pursuant to clause (b)(i) of the definition of each of Canadian Eligible Receivables or U.S. Eligible Receivables, as applicable.

“Fifth Amendment” shall mean that certain Fifth Amendment to this Agreement, dated October 5, 2012.

“Fifth Amendment Fee” shall have the meaning set forth in the Fifth Amendment.

“Indenture” shall mean an indenture or other similar agreement, dated on or about the 2012/2013 Transaction Date, by and among Twist Europe, as issuer, the Loan Parties and Twist Europe’s other Subsidiaries from time to time signatory thereto as guarantors, and the Indenture Trustee, on substantially the terms set forth in the Description of Notes attached to the Fifth Amendment as Exhibit B thereto (as such Description of Notes may be revised to reflect terms not adverse to the interest of the Lenders), with such amendments, restatements, replacements and modifications thereto as are not prohibited under the terms of the Intercreditor Agreement.

“Indenture Collateral Agent” shall mean Wilmington Trust (London) Limited in its capacity as security agent under the 2012/2013 Note Documents, or such other Person acting as security agent, or in any similar capacity, under the 2012/2013 Note Documents.

“Indenture Trustee” shall mean Wilmington Trust, National Association or such other Person acting as trustee under the Indenture.

“Intercreditor Agreement” shall mean an intercreditor agreement by and between the Agent and the Indenture Collateral Agent, and acknowledged by the Loan Parties, in the form of Exhibit D to the Fifth Amendment.

“Project Rose Acquisition” shall mean the transactions contemplated by the Project Rose Acquisition Documents.

“Project Rose Acquisition Agreement” shall mean that certain Equity Purchase Agreement in the form of Exhibit E to the Fifth Amendment, together with all schedules and exhibits thereto, and with (a) such amendments, restatements, replacements and modifications implemented as of the initial effective date thereof as are not materially adverse to the interest of the Lenders or are otherwise consented to in writing by the Co-Collateral Agents (such consent not to be unreasonably withheld, conditioned or delayed) and (b) after the initial effective date thereof, such amendments, restatements, replacements and modifications as are not prohibited under the terms of this Agreement.

“Project Rose Acquisition Documents” shall mean the Project Rose Acquisition Agreement, all documents and agreements related thereto, with such amendments, restatements, replacements and modifications as are not prohibited under the terms of this Agreement.

“Project Rose Loan Party” shall mean each U.S. Subsidiary and Canadian Subsidiary of either of the Parent Holdcos acquired pursuant to the Project Rose Acquisition.

“Project Rose WIP Inventory” shall mean Inventory of Project Rose Loan Parties consisting of work in process and semi-finished manufactured Inventory but shall exclude, for avoidance of doubt, semi-finished purchased Inventory that is not in process.

“Specified Event Test” shall mean, with respect to any specified transaction either (a) average Undrawn Availability during the thirty (30) day period immediately prior to the consummation of such transaction, and after giving pro forma effect to such transaction, has been and will be $7,500,000 or greater or (b) both (i) average Undrawn Availability during the thirty (30) day period immediately prior to the consummation of such transaction, and after giving pro forma effect to such transaction, has been and will be $6,000,000 or greater and (ii) after giving effect thereto, when measured on a pro forma, trailing twelve month basis as of the most recently ended month for which Agent has received financial statements in accordance with this Agreement, the Fixed Charge Coverage Ratio would not be less than 1.00:1.00 and Agent shall have received reasonably detailed documentation reasonably satisfactory to the Co-Collateral Agents supporting such pro forma calculations, including, if determined in connection with a Permitted Acquisition, pro forma adjustments contemplated by the provisos at the end of the definitions of EBITDA and Fixed Charge Coverage Ratio.

“Twist Europe” shall mean Albéa Beauty Packaging Holdings S.A., a joint stock company (société anonyme) established and existing under Luxembourg laws, having its registered office at 5, rue de Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 162078.

“Twist Europe Loan” shall mean the unsecured loan in an amount not to exceed $210,300,000 (or $230,000,000 if the Loan Parties have provided to the Co-Collateral Agents an updated set of projections including such higher loan amount which projections demonstrate, to the reasonable satisfaction of the Co-Collateral Agents, that the Loan Parties will be in pro forma covenant compliance after giving effect to such loan) made by Twist Europe to U.S. Parent Holdco or another Loan Party pursuant to a promissory note substantially in the form of Exhibit F to the Fifth Amendment, or otherwise on terms satisfactory to the Co-Collateral Agents, on or about the 2012/2013 Transaction Date.

(c)           The defined term “Applicable Facility Fee Rate” set forth in Section 1.2 of the Credit Agreement is amended and restated to read as follows:

“ “Applicable Facility Fee Rate” shall mean, as of any date of determination:

(a)           prior to the occurrence of the 2012/2013 Transaction Date, the per annum rate set forth below opposite the level then in effect:

	Average Daily Unpaid Balance of Revolving
	Advances and Undrawn Amount Outstanding
Level	Letters of Credit	Applicable Facility Fee Rate

I	Greater than or equal to $30,000,000	0.50%

II	Less than $30,000,000	0.75%

; or

(b)           after the occurrence of the 2012/2013 Transaction Date, the per annum rate set forth below opposite the level then in effect:

	Average Daily Unpaid Balance of Revolving
	Advances and Undrawn Amount Outstanding
Level	Letters of Credit	Applicable Facility Fee Rate

I	Greater than or equal to $35,000,000	0.375%

II	Less than $35,000,000	0.500%

Each Applicable Facility Fee Rate set forth above shall be adjusted, to the extent applicable, five (5) Business Days after the end of each month, to be effective as of the first day of the forthcoming month, based on the average daily unpaid balance of Revolving Advances and undrawn amount of outstanding Letters of Credit during such month.”

(d)           The defined term “Applicable Margin” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Applicable Margin” shall mean, as of any date of determination, the number of percentage points set forth below opposite the level then in effect, it being understood that the Applicable Margin for (a) if the 2012/2013 Transaction Date has not occurred: (i) U.S. Advances that are Domestic Rate Loans shall be the percentage points set forth under the column “Domestic Rate U.S. Advances,” (ii) U.S. Advances that are Eurodollar Rate Loans shall be the percentage points set forth under the column “Eurodollar Rate U.S. Advances”, (iii) Canadian Advances that are Canadian Prime Rate Loans shall be the percentage points set forth under the column “Canadian Prime Rate Loan” and (iv) Canadian Advances that are CDOR Rate Loans shall be the percentage points set forth under the column “CDOR Rate Loans”:

		Domestic	Eurodollar	Canadian
		Rate U.S	Rate U.S.	Prime Rate	CDOR Rate
Level	Average Undrawn Availability	Advances	Advances	Loans	Loans
I	Greater than $30,000,000	1.75	2.75	1.75	2.75

II	Less than or equal to $30,000,000 but greater than $15,000,000	2.00	3.00	2.00	3.00

III	Less than or equal to $15,000,000	2.25	3.25	2.25	3.25

; or

(b)           if the 2012/2013 Transaction Date has occurred: (i) U.S. Advances that are Domestic Rate Loans shall be the percentage points set forth under the column “Domestic Rate U.S. Advances,” (ii) U.S. Advances that are Eurodollar Rate Loans shall be the percentage points set forth under the column “Eurodollar Rate U.S. Advances”, (iii) Canadian Advances that are Canadian Prime Rate Loans shall be the percentage points set forth under the column “Canadian Prime Rate Loan” and (iv) Canadian Advances that are CDOR Rate Loans shall be the percentage points set forth under the column “CDOR Rate Loans”:

		Domestic	Eurodollar	Canadian
		Rate U.S	Rate U.S.	Prime Rate	CDOR Rate
Level	Average Undrawn Availability	Advances	Advances	Loans	Loans
I	Greater than $35,000,000	1.25	2.25	1.25	2.25

II	Less than or equal to $35,000,000 but greater than $20,000,000	1.50	2.50	1.50	2.50

III	Less than or equal to $20,000,000	1.75	2.75	1.75	2.75

Each Applicable Margin set forth above shall be adjusted, to the extent applicable, five (5) Business Days after the end of each month, to be effective as of the first day of the forthcoming month, based on the average Undrawn Availability during such prior month.”

(e)           The phrase “(excluding work-in-process but including, to the extent provided below, in transit Inventory)” set forth in the defined term “Canadian Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(excluding Project Rose WIP Inventory and, to the extent provided below, in transit Inventory)”

(f)            Clause (ii)(I) of the defined term “Canadian Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(I) [reserved],”

(g)           The proviso in clause (viii) of the defined term “Canadian Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“provided, however, if such Permitted Collateral Encumbrance falls within clause (a) thereof, such Inventory shall only be deemed ineligible pursuant to this clause (viii) to the extent of the obligation secured by such Permitted Collateral Encumbrance;”

(h)           Clause (b) of the defined term “Canadian Eligible Receivables” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(b)         with respect to (i) Customers approved by the Co-Collateral Agents in their Permitted Discretion, it is due or unpaid more than one hundred twenty (120) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor or (ii) with respect to all other Customers, it is due or unpaid more than ninety (90) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor;”

(i)            The proviso in clause (p) of the defined term “Canadian Eligible Receivable” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“provided, however, if such Permitted Collateral Encumbrance falls within clause (a) thereof, such Receivable shall be deemed ineligible pursuant to this clause (p) to the extent of the obligation secured by such Permitted Collateral Encumbrance;”

(j)            Clause (f) of the defined term “Capital Expenditures” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(f) expenditures to the extent that they are made with (i) if the 2012/2013 Transaction Date has not occurred, the proceeds of funds permitted to be reinvested pursuant to Section 2.21(c)(i) or (ii) if the 2012/2013 Transaction Date has occurred, the Net Cash Proceeds of Asset Loss Events or Asset Dispositions permitted under the terms of Sections 4.3(b), (c), (g) or (j) and”

(k)           If the 2012/2013 Transaction Date occurs, the defined term “Collateral” is amended and restated to read in its entirety as follows:

“ “Collateral” shall mean all right, title and interest of each Loan Party in and to the following types of property, whether now-owned or hereafter created, acquired or arising and wherever located:

(a)         Receivables and all amounts owing, whether pursuant to a promissory note or other instrument, or otherwise, by any affiliate of a Loan Party to such Loan Party;

(b)         Inventory including, without limitation, all items of Inventory described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Receivables or payment rights (or any such instrument, chattel paper or other document), and all returned, reclaimed or repossessed items of Inventory pertaining to any Receivable or payment right (or any such instrument, chattel paper or other document) relating to Inventory;

(c)           deposit accounts and securities accounts including all cash, cash equivalents, money, checks, Instruments, funds, ACH transfers, wired funds and other funds and property held in or on deposit to any of the foregoing;

(d)           letter of credit rights arising out of, or related to, or derivative of any of the property or interests in property described in the foregoing subsections (a) through (c);

(e)           letters of credit transferred to the Agent, any Co-Collateral Agent or any Lender, or with respect to which the proceeds thereof have been assigned to the Agent, any Co-Collateral Agent or any Lender, or on which the Agent, any Co-Collateral Agent or any Lender is named as beneficiary, in each case arising out of, related to, or derivative of the property or interests described in this definition;

(f)            supporting obligations and commercial tort claims, in each case, solely to the extent arising out of, or related to, or derivative of the property or interests in property described in the foregoing subsections (a) through (c);

(g)           contracts, contract rights, payment intangibles, documents, chattel paper, and instruments (including promissory notes), in each case, to the extent arising out of, or related to, or derivative of the property or interests in property described in the foregoing subsections (a) through (c);

(h)           books and records relating to the items referred to in the preceding clauses (a) through (g) (including all books, databases, data processing software, customer lists, engineer drawings, and records, whether tangible or electronic, which contain any information relating to any of the items described in the foregoing subsections (a) through (g));

(i)            collateral security and guarantees with respect to any of the foregoing and all proceeds, products, substitutions, replacements, accessions, cash, money, insurance proceeds, instruments, securities, security entitlements, financial assets, deposit accounts and securities accounts received as proceeds of any of the foregoing;

provided, that Collateral shall not include (x) any “Notes Priority Collateral” as defined in the Intercreditor Agreement, and (y) any lease, license, contract, property rights or agreement or assets of any Loan Party (other than inventory or accounts) restricted pursuant to the terms thereof to which such Loan Party is a party, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the PPSA or the Bankruptcy Code) or principles of equity); provided  however that such assets shall constitute Collateral at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall exclude any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; provided, further that, any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C.§1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. §1051(a) or (c) shall in each case constitute Collateral.”

(l)            The defined term “Consulting Agreement” set forth in Section 1.2 of the Credit Agreement is amended by adding thereto at the end thereof the following:

“Notwithstanding the foregoing, on or after the 2012/2013 Transaction Date, the amount of consulting fees payable thereunder may be amended in accordance with Section 7.15.”

(m)          The defined term “EBITDA” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “EBITDA” shall mean, for any period, on a Combined and Consolidated Basis with respect to the Twist North America Group, (a) Earnings Before Interest and Taxes for such period minus the sum of any extraordinary or non-recurring gains, or gains from Asset Dispositions, in each case, to the extent such gains are non-cash items and to the extent included in the calculation of consolidated net income, plus (b) without duplication and to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (i) depreciation expenses for such period in accordance with GAAP, (ii) amortization expenses for such period in accordance with GAAP, (iii) (A) transaction expenses paid in connection with the 2012/2013 Transactions whether or not the Project Rose Acquisition is consummated and (B) with respect to any other Permitted Acquisition, transaction expenses in connection therewith in an aggregate amount not to exceed in the case of this clause (B), $1,000,000 with respect to any one Permitted Acquisition, transaction expenses paid in connection with such Permitted Acquisition, (iv) such other adjustments with respect to non-recurring one-time costs and expenses in connection with the Project Rose Acquisition and other Permitted Acquisitions which, in each case, are approved by the Co-Collateral Agents, (v) with respect to the Transactions only, such other non-cash expenses (including any required or permitted purchase accounting adjustments) (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) permitted pursuant to GAAP and incurred during the Fiscal Year in which the Transactions occurred, (vi) except to the extent paid with proceeds of capital contributions or equity issuances, Permitted Consulting Fees and expense reimbursements to Sun Capital Manager permitted to be paid hereunder which are paid in cash during such period, (vii) the net proceeds of any business interruption insurance received by a Parent Holdco or any of its Subsidiary during such period, (viii) foreign exchange and/or commodity translation expenses, (ix) non-cash, non-recurring items or expenses permitted pursuant to GAAP and incurred in such period in connection with the write-off of deferred financing costs, (x) non-cash restructuring and other non-cash, non-recurring items or expenses permitted pursuant to GAAP incurred in such period in connection with Permitted Acquisitions which were consummated during such period, (xi) cash payments of amounts paid under the Fee Letter, (xii) non-cash charges resulting from the grant of stock options or other equity related incentives to any director, officer or employee of a Parent Holdco or its Subsidiaries pursuant to a written plan or agreement approved by the applicable Board of Directors, (xiii) any extraordinary or non-recurring losses, or losses from Asset Dispositions, in each case, to the extent such losses are non-cash items and, (xiv) for Fiscal Year 2010, expenses or accruals for expenses with respect to the WWD Litigation and (xv) such other items as the Co-Collateral Agents may approve with respect to the Project Rose Acquisition. For avoidance of doubt, if the 2012/2013 Transaction Date has not occurred, EBITDA associated with any entity or assets acquired pursuant to a Permitted Acquisition shall only be included in the calculation of EBITDA under this Agreement for the applicable measurement periods following the date such entity or assets were acquired and no historical EBITDA of such entity or assets shall be included in any calculation of EBITDA for purposes of measuring compliance with the covenant set forth in Section 6.5; provided, however, in any determination of EBITDA for purposes of calculating the Fixed Charge Coverage Ratio, and for all purposes after the occurrence of the 2012/2013 Transaction Date, with respect to Permitted Acquisitions that have occurred during any applicable measurement period, EBITDA shall be determined by adding the historical financial statements of Twist North America Group on a Combined and Consolidated Basis (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to such new Permitted Acquisition, with such pro forma adjustments thereto as are reasonably satisfactory to the Co-Collateral Agents.”

(n)           The defined term “Fixed Charge Coverage Ratio” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Fixed Charge Coverage Ratio” shall mean for the twelve-month period ending on the applicable date of determination, on a Combined and Consolidated Basis with respect to the Twist North America Group, the ratio of (a) EBITDA for such period minus the sum of (i) Unfinanced Capital Expenditures and (ii) taxes paid in cash during such period to (b) the sum of (i) Interest Expense required to be paid in cash during or in respect of such period, (ii) scheduled principal payments on Funded Debt due during such period, in each case, whether or not paid during such period, excluding payments with respect to revolving debt which are not accompanied by a permanent reduction in the revolving commitment with respect thereto, (iii) cash dividends permitted to be paid by the Parent Holdcos under the terms of this Agreement made during such period other than the dividend permitted to be made under Section 7.7(a)(x), (iv) Permitted Consulting Fees paid in cash during such period and (v) dividends, distributions and loans to or other investments in, any Affiliate permitted pursuant to Sections 7.4(m) or (r) or Sections 7.7(a)(vii) or (a)(x) hereof; provided, however, for all determinations after the occurrence of a Permitted Acquisition, all calculations of EBITDA, taxes paid, Interest

Expense and schedule principal payments on Funded Debt and Unfinanced Capital Expenditures on a pro forma basis by taking into account any Indebtedness incurred or assumed in connection with such Permitted Acquisition and the projected Capital Expenditures and taxes of the target with respect to such Permitted Acquisition as if such Permitted Acquisition were consummated at the beginning of the relevant period, including, pro forma adjustments to EBITDA contemplated by the proviso at the end of the definition thereof.”

(o)           The defined term “Maximum Revolving Advance Amount” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Maximum Revolving Advance Amount” shall mean (a) if the 2012/2013 Transaction Date has not occurred, as of any date of determination (i) $60,000,000, as such amount may be decreased pursuant to Section 2.21(a) minus (ii) the then outstanding principal balance of the Initial Term Loan or (b) if the 2012/2013 Transaction Date has occurred, as of any date of determination $60,000,000, as such amount may be decreased pursuant to Section 2.21(a).”

(p)           The defined term “Permitted Acquisitions” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Permitted Acquisitions” shall mean:

(a)           if the 2012/2013 Transaction Date occurs, the Project Rose Acquisition; and

(b)           any other purchase or other acquisition by a Borrower or a Subsidiary of a Borrower of all or substantially all of the assets of any Person or of an operating division or line of business of a Person, or the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Borrower or a Subsidiary of a Borrower of all or substantially all of the Equity Interest of any Person so long as:

(i)            no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such proposed acquisition,

(ii)           if the 2012/2013 Transaction Date (A) has not occurred, then, other than with respect to the Eyelematic Acquisition, average Undrawn Availability during the thirty (30) day period immediately prior to such acquisition after giving pro forma effect to such acquisition, and immediately after giving effect to such acquisition Undrawn Availability will be, $10,000,000 or greater or (B) has occurred, the Specified Event Test has been met;

(iii)          the aggregate cash consideration (including earn-outs and other deferred payment obligations) payable in respect of such Permitted Acquisition, when aggregated with the cash consideration (including earn-outs and other deferred payment obligations) paid or payable in respect of all other Permitted Acquisitions, other than the Eyelematic Acquisition and the Project Rose Acquisition, does not exceed (A) if the

2012/2013 Transaction Date has not occurred, $10,000,000 or (B) if the 2012/2013 Transaction Date has occurred, $50,000,000,

(iv)          exclusive of the Eyelematic Acquisition and the Project Rose Acquisition, no more than two (2) Permitted Acquisitions are consummated in any one Fiscal Year and no more than four (4) Permitted Acquisitions are consummated during the Term,

(v)           such proposed acquisition is consensual and the assets being acquired, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably ancillary or incidental thereto,

(vi)          the assets being acquired (other than (i) a de minimis amount of assets in relation to the assets being acquired and (ii) Equity Interests in foreign subsidiaries of United States or Canadian operating companies) are located within the United States or Canada and/or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada,

(vii)         except with respect to the Eyelematic Acquisition, Borrowing Agent has provided Agent with written notice of the proposed acquisition at least 15 Business Days prior to the anticipated closing date thereof (or such shorter period as Co-Collateral Agents may agree in their sole discretion) and has delivered to Agent (A) the due diligence package relative to the proposed acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired (to the extent available), all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent in its Permitted Discretion, (B) if the 2012/2013 Transaction Date has not occurred, written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be satisfactory to the Co-Collateral Agents) created by adding the historical on a financial statements of Twist North America Group on a Combined and Consolidated Basis (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition, the Loan Parties (1) would have been in compliance with the covenants in Sections 6.5 and 7.6 hereof for the 4 fiscal quarters ended immediately prior to the proposed date of consummation of such proposed acquisition, and (2) are projected to be in compliance with the covenants in Sections 6.5 and 7.6 hereof for the 4 fiscal quarters ended one year after the proposed date of consummation of such proposed acquisition and (C) not later than 5 Business Days prior to the anticipated closing date of the such acquisition (or such shorter period as Co-Collateral Agents may agree in their sole discretion), copies of the substantially final acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Agent,

(viii)        except with respect to the Eyelematic Acquisition, Borrowing Agent has provided Agent with cash flow projections, projected statements of operations and projected balance sheets of the Twist North America Group on a Combined and Consolidated Basis, as of the date of, and after giving to, the proposed acquisition, for the three year period following such acquisition (on a month-by-month basis for the first year following the date of such acquisition and on a year by year basis for each year thereafter) (the “Permitted Acquisition Projections”) and, if the 2012/2013 Transaction Date has not occurred, the covenant set forth in Sections 6.5 and 7.6, and any related defined terms, shall have been amended, in a manner mutually acceptable to the Co-Collateral Agents and the Borrowers, based upon the Permitted Acquisition Projections,

(ix)          no Indebtedness will be incurred, assumed, or would exist with respect to any Parent Holdco or any if its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under Section 7.8 hereof and no Liens will be incurred, assumed, or would exist with respect to the assets of any Parent Holdco or any of its Subsidiaries as a result or such acquisition other than Permitted Encumbrances, and

(x)           concurrently with the consummation of such acquisition, the applicable Loan Parties shall have complied with the provisions of Section 7.12 hereof with respect to any Person so acquired.

Notwithstanding the foregoing, no Receivables or Inventory acquired by a Loan Party in a Permitted Acquisition shall be included as Eligible Receivables or Eligible Inventory until a field examination (and, if required by Co-Collateral Agents in their Permitted Discretion, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Co-Collateral Agents, including the establishment of Reserves required in Co-Collateral Agents’ Permitted Discretion; provided  that (x) field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought as provided in Section 4.7 and (y) the Co-Collateral Agents acknowledge and agree that a field examination with respect to the Receivables and Inventory acquired in the Eyelematic Acquisition has been completed.”

(q)           The defined term “Permitted Collateral Encumbrances” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Permitted Collateral Encumbrances” shall mean (a) any statutory Lien on the Collateral junior to that of the Agent thereon pursuant hereto or any of the Other Documents in respect of taxes or other governmental charges which are not yet due and payable or which are being Properly Contested and in respect of which no Lien has been filed of record against any Loan Party and (b) Permitted Encumbrances securing the guaranty obligations permitted under Section 7.3(e).”

(r)            The portion of the defined term “Permitted Encumbrances” set forth in Section 1.2 of the Credit Agreement that follows clause (u) thereof is amended and restated to read as follows:

“(v) Liens granted to the Indenture Collateral Agent to secure the guaranty obligations permitted under Section 7.3(e) to the extent such Liens, as they relate to the Collateral, have the priority set forth in the Intercreditor Agreement; and (w) additional Liens of any Loan Party not otherwise permitted under the foregoing clauses (a) through (v) that (i) were not incurred in connection with borrowed money and (ii) do not secure obligations in excess of (A) if the 2012/2013 Transaction Date has not occurred, $1,000,000 in the aggregate for all such obligations and Liens at any time or (B) if the 2012/2013 Transaction Date has occurred, $5,000,000 in the aggregate for all such obligations and Liens at any time.”

(s)            The defined term “Permitted Purchase Money Indebtedness” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Permitted Purchase Money Indebtedness” shall mean aggregate Indebtedness (which for avoidance of doubt, shall not include lease obligations incurred pursuant to the Permitted Sale Leaseback Transactions), secured by Liens of the type described in clause (h) of the definition of Permitted Encumbrances which does not exceed (a) if the 2012/2013 Transaction Date has not occurred, $2,000,000 at any time or (b) if the 2012/2013 Transaction Date has occurred, $10,000,000 at any time.”

(t)            The defined term “Permitted Sponsor Subordinated Debt” set forth in Section 1.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“ “Permitted Sponsor Subordinated Debt” shall mean, collectively, (a) the Permitted Sponsor Acquisition Subordinated Debt, (b) if the 2012/2013 Transaction Date has occurred, the Twist Europe Loan and (c) additional unsecured Indebtedness owing to Sun Capital, Twist Europe or any of Twist Europe’s Subsidiaries that are not Loan Parties which (i) is in an aggregate original principal amount not to exceed (A) if the 2012/2013 Transaction Date has not occurred, $20,000,000 or (B) if the 2012/2013 Transaction Date has occurred, $40,000,000, (ii) is otherwise on terms satisfactory to the Co-Collateral Agents in their Permitted Discretion and (iii) is subject to a Subordination Agreement in the form attached hereto as Exhibit S-1.”

(u)           The proviso in the defined term “Rent Reserve” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“provided, however, with respect to any such premises acquired pursuant to the Project Rose Acquisition, to the extent the Loan Parties are diligently pursuing the delivery of a Lien Waiver Agreement with respect thereto during the one hundred twenty (120) day period following the 2012/2013 Transaction Date, no Rent Reserve shall be implemented during such period with respect to such premises.”

(v)           The phrase “(excluding work-in-process but including, to the extent provided below, in transit Inventory)” set forth in the defined term “U.S. Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(excluding Project Rose WIP Inventory and, to the extent provided below, in transit Inventory)”

(w)          Clause (ii)(I) of the defined term “U.S. Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(I) [reserved],”

(x)           The proviso in clause (viii) of the defined term “U.S. Eligible Inventory” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“provided, however, if such Permitted Collateral Encumbrance falls within clause (a) thereof, such Inventory shall only be deemed ineligible pursuant to this clause (viii) to the extent of the obligation secured by such Permitted Collateral Encumbrance;”

(y)           Clause (b) of the defined term “U.S. Eligible Receivables” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“(b)         with respect to (i) Customers approved by the Co-Collateral Agents in their Permitted Discretion, it is due or unpaid more than one hundred twenty (120) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor or (ii) with respect to all other Customers, it is due or unpaid more than ninety (90) days after its original invoice date or is unpaid more than sixty (60) days after the due date therefor;”

(z)           The proviso in clause (p) of the defined term “U.S. Eligible Receivable” set forth in Section 1.2 of the Credit Agreement is amended to read as follows:

“provided, however, if such Permitted Collateral Encumbrance falls within clause (a) thereof, such Receivable shall be deemed ineligible pursuant to this clause (p) to the extent of the obligation secured by such Permitted Collateral Encumbrance;”

(aa)         Section 2.1(a)(i)(y)(A) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(A)        85% (the “U.S. Receivables Advance Rate”) of U.S. Eligible Receivables; provided, however, (1) the aggregate amount of U.S. Revolving Advances with respect to such Receivables arising from sales of tooling, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Receivables that arise from sales of tooling shall not at any time exceed $2,000,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000), (2) the aggregate amount of U.S. Revolving Advances with respect to such Receivables arising from Domestic Customer Subsidiary Sales, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Receivables that arise from Domestic Customer Subsidiary Sales shall not at any time exceed $2,500,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000) and (3) the aggregate amount of U.S. Revolving Advances with respect to U.S. Eligible Receivables owing by Extended Term Customers, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Receivables owing by Extended Term Customers, shall not at any time exceed $2,000,000; plus”

(bb)         Section 2.1(a)(i)(y)(B) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(B)        the lesser of (a) 70% of the cost of the U.S. Eligible Inventory (the “U.S. Inventory Advance Rate”), (b) 90% of the book value of Inventory of the U.S. Borrowing Base Parties of the type appraised in determining the NOLV Factor, multiplied by the NOLV Factor or (c) $20,000,000 (or, if the 2012/2013 Transaction Date has occurred, $30,000,000) minus the Dollar equivalent of the amount of Canadian Revolving Advances made pursuant to clause (y)(B) of Section 2.1(b)(i); provided, however, (x) the aggregate amount of U.S. Revolving Advances with respect to such Inventory which is in-transit Inventory, when aggregated with Canadian Revolving Advances with respect to Canadian Eligible Inventory that is in-transit Inventory shall not at any time exceed $2,500,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000) and (y) the aggregate amount of U.S. Revolving Advances with respect to such Inventory which is owned by Albéa Metal shall not exceed $1,500,000 at any time prior to the receipt by Co-Collateral Agents of evidence satisfactory to the Co-Collateral Agents that the Loan Parties have fully implemented a perpetual inventory system satisfactory to the Co-Collateral Agents (the “Perpetual Inventory System”); provided further, that if the Perpetual Inventory System has not been fully implemented on or before December 31, 2012, then Inventory owned by Albéa Metal shall thereafter no longer constitute Eligible Inventory for any purposes hereunder; minus”

(cc)         Section 2.1(b)(i)(y)(A) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(A)        85% (the “Canadian Receivables Advance Rate”) of Canadian Eligible Receivables; provided, however, (1) the aggregate amount of Canadian Revolving Advances with respect to such Receivables arising from sales of tooling, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Receivables that arise from sales of tooling shall not at any time exceed $2,000,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000), (2) the aggregate amount of Canadian Revolving Advances with respect to such Receivables arising from Domestic Customer Subsidiary Sales, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Receivables that arise from Domestic Customer Subsidiary Sales shall not at any time exceed $2,500,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000) and (3) the aggregate amount of Canadian Revolving Advances with respect to Canadian Eligible Receivables owing by Extended Term Customers, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Receivables owing by Extended Term Customers, shall not at any time exceed $2,000,000; plus”

(dd)         Section 2.1(b)(i)(y)(B) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(B)        the lesser of (a) 70% of the cost of the Canadian Eligible Inventory (the “Canadian Inventory Advance Rate”), (b) 90% of the book value of Inventory of the Canadian Borrowing Base Parties of the type appraised in determining the NOLV Factor multiplied by the NOLV Factor or (c) $20,000,000 (or, if the 2012/2013 Transaction Date has occurred, $30,000,000) minus the Canadian Dollar equivalent of the aggregate amount of U.S. Revolving Advances outstanding with respect to U.S. Eligible Inventory; provided, however, the aggregate amount of Canadian Revolving Advances with respect to such Inventory which is in-transit Inventory, when aggregated with U.S. Revolving Advances with respect to U.S. Eligible Inventory that is in-transit Inventory shall not at any time exceed $2,500,000 (or, if the 2012/2013 Transaction Date has occurred, $5,000,000); minus”

(ee)         Section 2.21(c) of the Credit Agreement is amended by adding “If the 2012/2013 Transaction Date has not occurred,” at the beginning of such Section.

(ff)          Upon the occurrence of the 2012/2013 Transaction Date, Section 4.1 of the Credit Agreement is amended to read in its entirety as follows:

“4.1        Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and each Lender of the U.S. Obligations, each U.S. Loan Party signatory hereto hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. To secure the prompt payment and performance to Agent and each Canadian Lender of the Canadian Obligations owing by such Canadian Loan Party, each Canadian Loan Party signatory hereto hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Agent with written notice of all commercial tort claims of the type described in clause (f) of the definition of Collateral, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.”

(gg)         Upon the occurrence of the 2012/2013 Transaction Date, Section 4.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“4.2        Perfection of Security Interest.  Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as to, in each case, at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral, to the extent it can be perfected, (with the understanding that the Collateral may be subject to Permitted Encumbrances as otherwise provided for herein) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral individually or in the aggregate with all other such chattel paper, instruments, letters of credit and advise thereof not so endorsed and delivered to the Agent and so marked or stamped, evidencing more than $500,000, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent as determined in its Permitted Discretion, and (v) executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law; provided that no Loan Party shall be required to take actions to perfect Agent’s Liens on Collateral located outside of the United States of America or Canada unless, after consultation with the applicable Loan Parties, such actions are reasonably required by Agent taking into account the cost of such actions and the value of the Collateral covered thereby. By its signature hereto or to any joinder hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and/or the PPSA in form and substance satisfactory to Agent (which statements shall describe the collateral consistent with the definition of “Collateral” set forth in this Agreement, or a description, including a check-the-box description in the case of the PPSA, of similar import). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall, to the extent relating to U.S. Borrowers be charged to U.S. Borrower’s Account as a U.S. Revolving Advance of a Domestic Rate Loan and added to the U.S. Obligations, to the extent relating to Canadian Borrowers be charged to Canadian Borrower’s Account as a Canadian Revolving Advance of a Canadian Prime Rate Loan and added to the Canadian Obligations, or, at Agent’s option, shall be paid, by U.S. Borrowers if relating to U.S. Borrowers or by Canadian Borrowers if relating to Canadian Borrowers, to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.”

(hh)         Upon the occurrence of the 2012/2013 Transaction Date, Section 4.3 of the Credit Agreement is amended and restated to read in its entirety as follows:

“4.3        Disposition of Collateral.  Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except:

(a)           the sale of Inventory in the Ordinary Course of Business;

(b)           non-exclusive licenses of Intellectual Property of the Loan Parties in the Ordinary Course of Business (including non-exclusive licenses of Intellectual Property to any other Loan Party or Affiliate thereof);

(c)           the sale, exchange or other disposition in the Ordinary Course of Business, of cash equivalents for cash or cash equivalents described in clauses (a) through (d) of Section 7.4;

(d)           so long as no Default or Event of Default is then continuing, or would result therefrom, the disposition, transfer or abandonment of Intellectual Property which is not, in the reasonable business judgment of the applicable Loan Party, material to the conduct of such Loan Party’s business;

(e)           intercompany transfers and investments that are otherwise expressly permitted under this Agreement;

(f)            to the extent constituting a disposition, Asset Loss Events; and

(g)           the Permitted Sale Leaseback Transactions.”

(ii)           Upon the occurrence of the 2012/2013 Transaction Date, the first sentence of Section 4.15(h)(i) of the Credit Agreement is amended to read as follows:

“All proceeds of Collateral of the U.S. Loan Parties shall be deposited by the U.S. Loan Parties into either (A) a collection account established at a U.S. bank or banks (each such bank, a “U.S. Blocked Account Bank”) pursuant to an arrangement with such U.S. Blocked Account Bank as may be selected by U.S. Borrowing Agent and be acceptable to Agent or (B) a collection account established at the Agent for the deposit of such proceeds (all such accounts the “U.S. Collection Accounts”). All proceeds of Collateral of the Canadian Loan Parties shall be deposited by the Canadian Loan Parties into either (A) a collection account established at a Canadian bank or banks (each such bank, a “Canadian Blocked Account Bank”) or (B) a collection account established at PNC Canada or an Affiliate of PNC for the deposit of such proceeds (all such accounts the “Canadian Collection Accounts” and together with the U.S. Collection Accounts, the “Collection Accounts”).”

(jj)           Section 4.15(h)(ii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)         All deposit accounts and investment accounts of the Loan Parties are set forth on Schedule 4.15(h) (as such schedule may be updated from time to time subject to the provisions of this clause (ii)). The Loan Parties shall ensure that at all times Agent shall have received control agreements with respect to all accounts listed on Schedule 4.15(h), other than those (1) containing less than $10,000 at all times, (2) utilized solely for making payroll or employee benefit related payments and (3) maintained in Canada which are not Canadian Collection Accounts and with respect to which a control agreement is not required for the perfection of Agent’s Lien thereon (each an “Excluded Account”). No Loan Party shall establish or otherwise acquire any deposit accounts or investment accounts, other than Excluded Accounts, without first providing to Agent an updated Schedule 4.15(h) and a control agreement with respect thereto in form and substance reasonably satisfactory to Agent.”

(kk)         Upon the occurrence of the 2012/2013 Transaction Date, Section 4.15(h)(ii) of the Credit Agreement is further amended and restated to read in its entirety as follows:

“(ii)         All deposit accounts and investment accounts of the Loan Parties are set forth on Schedule 4.15(h) (as such schedule may be updated from time to time subject to the provisions of this clause (ii)). The Loan Parties shall ensure that at all times Agent shall have received control agreements with respect to all accounts listed on Schedule 4.15(h), other than those (1) containing less than $10,000 at all times, (2) utilized solely for making payroll or employee benefit related payments, (3) maintained in Canada which are not Canadian Collection Accounts and with respect to which a control agreement is not required for the perfection of Agent’s Lien thereon and (4) established for the purpose of holding, and solely to the extent containing, proceeds of assets that do not constitute Collateral (each an “Excluded Account”). No Loan Party shall establish or otherwise acquire any deposit accounts or investment accounts, other than Excluded Accounts, without first providing to Agent an updated Schedule 4.15(h) and a control agreement with respect thereto in form and substance reasonably satisfactory to Agent. No Loan Party shall deposit to any deposit accounts or securities accounts on which Agent has a Lien any proceeds of its assets, or other amounts received by it, that do not constitute Collateral.”

(ll)           Upon the occurrence of the 2012/2013 Transaction Date, Section 4.19(g) of the Credit Agreement is deleted in its entirety.

(mm)      Section 5.5 of the Credit Agreement is amended by adding the following as subsection (c) thereof:

“(c)         The pro forma balance sheet of the Twist North America Group on a Combined and Consolidated Basis furnished to Agent as of the 2012/2013 Transaction Date with respect to the 2012/2013 Transactions (the “2012/2013 Pro Forma Balance Sheet”) is accurate, complete and correct in all material respects and fairly reflects the financial condition of Twist North America Group on a Combined and Consolidated Basis as of the 2012/2013 Transaction Date after giving effect to the 2012/2013 Transactions, and has been prepared in accordance with GAAP, consistently applied (other than the absence of footnotes and year end audit adjustments). The cash flow projections, projected statements of operations and projected balance sheets of Twist North America Group on a Combined and Consolidated Basis after giving effect to the 2012/2013 Transactions (the “2012/2013 Projections” and together with the 2012/2013 Pro Forma Balance Sheet, the “2012/2013 Financial Statements”) furnished to Agent as of the 2012/2013 Transaction Date for the five year period such date (on a month-by-month basis for the first year following the 2012/2013 Transaction Date and on a year by year basis for each year thereafter) are, as of the 2012/2013 Transaction Date, based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect each Parent Holdco’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period, it being understood that such Projections are by their nature prospective and contingent on a wide range of factors and that actual results may vary significantly.”

(nn)         Section 5.8 of the Credit Agreement is amended by adding the following as subsection (e) thereof:

“(e)         Upon the occurrence of the 2012/2013 Transaction Date, each Borrower and the Parent Holdcos and their respective Subsidiaries taken as a whole, will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of such date, after giving effect to the 2012/2013 Transactions, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to such date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.”

(oo)         Section 6.5 of the Credit Agreement is amended and restated to read in its entirety as follows:

“6.5        Financial Covenant.

(a)           If the 2012/2013 Transaction Date has not occurred, achieve, when measured as of the end of each fiscal quarter set forth below for the period specified, EBITDA of no less than the amount set forth opposite thereto:

Measurement Period	Minimum Amount

Four fiscal quarters ending December 31, 2011	80% of the amount of EBITDA projected for Fiscal Year 2011 as set forth in the projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

Measurement Period	Minimum Amount

Four fiscal quarters ending December 31, 2012	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2012 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2013	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2013 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Three fiscal quarters ending September 30, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

Four fiscal quarters ending December 31, 2014	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2014 projections delivered to Agent pursuant to Section 9.12

One fiscal quarter ending March 31, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

Two fiscal quarters ending June 30, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

Measurement Period	Minimum Amount

Three fiscal quarters ending September 30, 2015	80% of the amount of EBITDA projected for such period as set forth in the Fiscal Year 2015 projections delivered to Agent pursuant to Section 9.12

; or

(b)           If the 2012/2013 Transaction Date has occurred and a Covenant Compliance Period has commenced and is continuing, maintain, when measured as of the last day of the fiscal quarter in which such Covenant Compliance Period first commenced and as of the last day of each fiscal quarter ending during such Covenant Compliance Period, a Fixed Charge Coverage Ratio of no less than 1.00:1.00.”

(pp)         Section 7.3 of the Credit Agreement is amended by changing the word “and” at the end of clause (c) thereof to “,”, changing the “.” at the end of clause (d) thereof to “, and” and adding the following as clause (e) thereof:

“(e) the guaranty by the Loan Parties and their Subsidiaries of Indebtedness incurred by Twist Europe (i) upon the consummation of the transactions contemplated by the 2012/2013 Debt Documents so long as (A) the aggregate principal amount of such Indebtedness guaranteed by the Loan Parties does not exceed $650,000,000, (B) Agent has received the Intercreditor Agreement and, if applicable, a Subordination Agreement in the form of Exhibit S to the Fifth Amendment, duly executed by all Persons contemplated to be signatory thereto, (C) such guaranty is created pursuant to the 2012/2013 Debt Documents, (D) such Indebtedness of Twist Europe is incurred for the purpose of financing the Project Rose Acquisition, paying related costs and expenses and repaying the Obligations as set forth in the following clause (E), and (E) upon the incurrence of such Indebtedness, the Borrowers receive cash equity contributions, cash proceeds of Permitted Sponsor Subordinated Debt or cash repayments of existing intercompany loans owing by Twist Europe or any of its Subsidiaries that are not Loan Parties in an amount sufficient to, and the Borrowers do in fact, (1) repay in full the outstanding principal balance of the Term Loan and all accrued and unpaid interest thereon and (2) repay the Revolving Advances to the extent necessary to result in Undrawn Availability of no less than $10,000,000 after giving effect to the 2012/2013 Transactions and (ii) if the 2012/2013 Transaction Date has occurred, so long as, after giving effect to such Indebtedness (A) Twist Europe and its Subsidiaries have a “Fixed Charge Coverage Ratio” (as defined in the Indenture as in effect on the 2012/2013 Transaction Date) of no less than 2.0:1.0, (B) the Specified Event Test is met and (C) all applicable joinders to the Intercreditor Agreement have been executed and delivered.”

(qq)         Section 7.4(m) of the Credit Agreement is amended and restated to read as follows:

“(m)        (i) the CMI Hong Kong Guaranty and (ii) equity investments in, or loans to, Foreign Subsidiaries that are not Loan Parties which are wholly-owned, directly or indirectly, by a Loan Party in an aggregate amount not to exceed, during the Term,

$5,000,000 (or, if the 2012/2013 Transaction Date has occurred, $10,000,000) minus the amount of the CMI Hong Kong Guaranty; provided that, with respect to this clause (ii), (A) the Specified Event Test has been met, (B) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such investment or loan, (C) if the 2012/2013 Transaction Date has not occurred, after giving effect to such investment or loan, on a pro forma basis, the Loan Parties would be in compliance with the covenant set forth in Section 7.6 when measured as of the last day of the most recently ended fiscal quarter, (D) in the case of any loans: (1) prior to the occurrence of the 2012/2013 Transaction Date, such loan is evidenced by a note endorsed and delivered to the Agent (and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances)) or (2) after the occurrence of the 2012/2013 Transaction Date, if such loan is an ABL Intercompany Loan, such loan is evidenced by a note endorsed and delivered to the Agent (and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances)) and (E) in the case of any equity investment, subject to the limitations set forth in the definition of “Collateral”, the Equity Interests acquired with respect thereto are pledged to, and the original certificates evidencing the same are delivered to, the Agent (together with executed stock powers and irrevocable proxies relating thereto in form and substance reasonably satisfactory to Agent) and the Agent shall have a first priority perfected security interest therein (subject only to Permitted Encumbrances);”

(rr)           If the 2012/2013 Transaction Date has occurred, Section 7.4(n) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(n)         [reserved];”

(ss)          Section 7.4 of the Credit Agreement is amended by deleting the word “and” at the end of clause (q) thereof, amending and restating clause (r) thereof to read in its entirety as follows and adding the following clause (s):

“(r)          loans to Twist Europe or any Subsidiary thereof to the extent such loan could otherwise be made as a dividend or distribution pursuant to Section 7.7(a)(x) and the proceeds of such loan are used for the purposes set forth in Section 7.7(a)(x) so long as: (i) prior to the occurrence of the 2012/2013 Transaction Date, such loan is evidenced by a note endorsed and delivered to the Agent or (ii) after the occurrence of the 2012/2013 Transaction Date, if such loan is an ABL Intercompany Loan, such loan is evidenced by a note endorsed and delivered to the Agent; and

(s)            other investments (other than of a type set forth above) not exceeding:

(i)            if the 2012/2013 Transaction Date has not occurred, $1,000,000 in the aggregate in any Fiscal Year so long as no Default or Event of Default is in existence prior to the making thereof or would otherwise result therefrom; provided that (A) if any such Investments constitute loans, then they shall be evidenced by notes endorsed and delivered to the Agent and (B) any instruments or securities evidencing any such Investment shall be delivered to the Agent together with any applicable transfer powers; or

(ii)         if the 2012/2013 Transaction Date has occurred, $10,000,000 in the aggregate in any Fiscal Year so long as (A) no Default or Event of Default is in existence prior to the making thereof or would otherwise result therefrom and (B) the Specified Event Test is met; provided that, if such Investments constitute ABL Intercompany Loans, then any such loans shall be evidenced by notes to be endorsed and delivered to the Agent.”

(tt)           If the 2012/2013 Transaction Date has occurred, Section 7.6 of the Credit Agreement is amended and restated to read as follows:

“7.6        [Reserved.]”

(uu)         The introductory portion of Section 7.7(a) of the Credit Agreement is hereby amended to read as follows:

“(a)         Repay any of the Permitted Sponsor Subordinated Debt (other than the Permitted Sponsor Acquisition Subordinated Debt described in clause (f) of the definition thereof which may be paid in accordance with the Intercompany Subordination Agreement) or pay or make any distribution on any Equity Interests of any Loan Party or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of any Loan Party except:”

(vv)         Section 7.7(a)(vii) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(vii)       the Loan Parties and their Subsidiaries may declare and pay dividends or make other distributions, directly or indirectly, to the holders of the Equity Interests of the Parent Holdcos and/or repay the amounts due and owing by a Loan Party as a borrower with respect to the Permitted Sponsor Subordinated Debt (other than Permitted Sponsor Acquisition Subordinated Debt described in clause (f) of the definition thereof which may be paid in accordance with the Intercompany Subordination Agreement) so long as:

(A)          if the 2012/2013 Transaction Date has not occurred, then (1) the aggregate amount for all such dividends, distributions and payments does not to exceed $20,000,000 during the Term, (2) average Undrawn Availability during the thirty (30) day period immediately prior to the making of such payment, dividend or distribution after giving pro forma effect to such payment, dividend or distribution, and immediately after giving effect to such dividend or distribution Undrawn Availability will be, the greater of (I) $10,000,000 or (II) the outstanding principal balance of the Term Loan, (3) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such payment, dividend or distribution, (4) on a pro forma basis after giving effect to such payment, dividend or distribution, the Fixed Charge Coverage Ratio for the most recently ended fiscal quarter and the fiscal quarter in which such payment, dividend or distribution is to be made shall be 1.10:1.00 and (5) such payment is not prohibited under the Subordination Agreement applicable thereto; or

(B)          if the 2012/2013 Transaction Date has occurred, then (1) the Specified Event Test is met, (2) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such payment, dividend or distribution, (3) such payment is not prohibited under the Subordination Agreement applicable thereto and (4) such payments are applied first to the outstanding amount of the Twist Europe Loan until paid in full;”

(ww)       If the 2012/2013 Transaction Date has occurred, Section 7.7(a) of the Credit Agreement is amended by deleting the word “and” at the end of clause (viii) thereof, changing the “.” at the end of clause (ix) thereof to “; and” and adding the following as clause (x) thereof:

“(x)         on or about the 2012/2013 Transaction Date, U.S. Parent Holdco (or the Loan Party receiving the proceeds of the Twist Europe Loan) may declare and pay a dividend to its Equity Holder in an amount not to exceed $90,000,000 to the extent (A) such dividend is made using proceeds of the Twist Europe Loan and (B) after giving effect thereto, Borrowers shall have Undrawn Availability of at least $10,000,000.”

(xx)         Section 7.8(g) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(g)         other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed (i) if the 2012/2013 Transaction Date has not occurred, $1,000,000 or (ii) if the 2012/2013 Transaction Date has occurred, $2,000,000,

(yy)         Section 7.8(h) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(h)         Indebtedness (inclusive of intercompany loans permitted pursuant to and subject to the limitations set forth in Section 7.4(m)) of Foreign Subsidiaries (other than Canadian Loan Parties) in an aggregate amount not to exceed $5,000,000 (or, if the 2012/2013 Transaction Date has occurred, $10,000,000) outstanding at any one time; provided that such (i) Indebtedness (other than the Obligations) is not secured by or guaranteed (including via any make-whole or keep well arrangement or agreement) by any Loan Party or any other Domestic Subsidiary, (ii) the incurrence thereof would not result in an Event of Default and (iii) if the 2012/2013 Transaction Date (A) has not occurred, then, after giving effect thereto, when measured as of the fiscal quarter in which such Indebtedness was incurred, the Fixed Charge Coverage Ratio would not be less than 1.00:1.00 or (B) has occurred, then the Specified Event Test has been met,”

(zz)         Section 7.8(n) of the Credit Agreement is amended and restated to read in its entirety as follows:

“(n)         Indebtedness of a Subsidiary of a Borrower acquired pursuant to a Permitted Acquisition to the extent that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness does not exceed (A) if the

2012/2013 Transaction Date has not occurred, $1,000,000 or (B) if the 2012/2013 Transaction Date has occurred, $5,000,000.”

(aaa)      Upon the occurrence of the 2012/2013 Transaction Date, Section 7.11 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.11      [Reserved.]”

(bbb)      Upon the occurrence of the 2012/2013 Transaction Date, Section 7.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.12      Subsidiaries.

(a)           Form or acquire any Subsidiary unless such Subsidiary executes and delivers to the Agent promptly and in any event within ten (10) Business Days after the formation or acquisition thereof, at the option of the Agent, (A) either (1) a joinder agreement (in the form of Exhibit 0 hereto) pursuant to which, among other things, such Subsidiary becomes an additional Borrower hereunder or (2) a Guaranty guaranteeing the Obligations and a Guarantor Security Agreement securing the Obligations, except that, in each case of clauses (1) and (2) above, a direct or indirect Subsidiary of a Canadian Loan Party (other than a U.S. Loan Party) that is a Tax Preferred Subsidiary shall only guarantee the Canadian Obligations or become a Canadian Borrower, (B) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) any other documents required by this Agreement or any Guarantor Security Agreement and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien on the Collateral purported to be covered by this Agreement, any such Guarantor Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in this Agreement and the Other Documents and that all property and assets of such Subsidiary that are described in the definition of “Collateral” shall, subject to Section 2.24, become Collateral for the Obligations; provided, however, nothing contained in this Section 7.12(a) shall (x) require a Tax Preferred Subsidiary to guaranty the U.S. Obligations, execute a joinder to become a U.S. Borrower hereunder, pledge any of its assets with respect to the U.S. Obligations or (y) require the property or assets of any Tax Preferred Subsidiary (including the equity of any other Tax Preferred Subsidiary owned by such Tax Preferred Subsidiary) to be Collateral; and

(b)           Except for Permitted Joint Ventures, enter into any partnership, joint venture or similar arrangement.”

(ccc)       Section 7.15 of the Credit Agreement is amended and restated to read in its entirety as follows:

“7.15      Amendment of Certain Documents. Amend, modify or waive any term of (a) its Governing Documents, the Consulting Agreement, License Agreements, the

Acquisition Agreement, the Permitted Joint Venture Documents, the Eyelematic Acquisition Documents, the Project Rose Acquisition Documents or the CMI Hong Kong Guaranty (i) in a manner that is material and adverse to the Lenders and/or Agent, as determined in the Permitted Discretion of Agent (it being understood and agreed that any amendment or modification of the Consulting Agreement which increases the amounts payable thereunder by any Loan Party are material and adverse to the Lenders; provided, however, upon the occurrence of the 2012/2013 Transaction Date, the amount of the consulting fees payable thereunder by the Loan Parties, which may be payable quarterly, may be increased to an amount not greater than $4,000,000 in the aggregate for all payments required in any one fiscal year) and (ii) without providing notice thereof to Agent in the succeeding monthly reporting package delivered to Agent pursuant to Section 9.2, and a copy of such amendment, to the extent such amendment is material to the interests of Agent and the Lenders, (b) any document or agreement governing or giving rise to Permitted Subordinated Debt (i) except as permitted in the Subordination Agreement relating thereto and (ii) without providing notice thereof to Agent in the succeeding monthly reporting package delivered to Agent pursuant to Section 9.3, and a copy of such amendment, to the extent such amendment is material to the interests of Agent and the Lenders, and (c) any of the 2012/2013 Debt Documents (i) to the extent prohibited by the terms of the Intercreditor Agreement and (ii) without providing notice thereof to Agent in the succeeding monthly reporting package delivered to Agent pursuant to Section 9.2, and a copy of such amendment, to the extent such amendment is material to the interests of Agent and the Lenders.”

(ddd)      Upon the occurrence of the 2012/2013 Transaction Date, Section 7.19 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.19      [Reserved.]”

(eee)       Section 9.5 of the Credit Agreement is amended by deleting the word “and” at the end of clause (d) and adding the following at the end of clause (e):

“; and (f) any event of default (after giving effect to any grace or cure period applicable thereto) under the 2012/2013 Debt Documents.”

(fff)        Section 9.6 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.6        Notice of Asset Sales. Notify the Co-Collateral Agents, at least fifteen (15) days prior to the consummation thereof (or such shorter period as the Agent may agree to in its Permitted Discretion), of any sale, sale/leasebacks, exchange or other disposition of assets that do not constitute Collateral, except to the extent that, after giving effect to such disposition, the aggregate value of all such assets disposed of during the Term does not exceed $4,000,000.”

(ggg)       Section 9.7 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.7        Annual Financial Statements. Furnish Agent and Lenders (i) no later than August 31, 2011 for the fiscal year ended December 31, 2010, (ii) if the 2012/2013 Transaction Date has occurred, within two hundred ten (210) days after the end of the Fiscal Year in which the 2012/2013 Transaction Date occurred and (iii) within one hundred eighty (180) days after the end of each other Fiscal Year commencing with the Fiscal Year 2011 (x) the audited consolidating financial statements of the Twist North America Group and such unaudited financial statements on a Combined and Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such consolidating financial statements, reported upon without qualification by an independent certified public accounting firm selected by the Parent Holdcos and reasonably satisfactory to Agent (the “Accountants”), it being understood that PriceWaterhouseCoopers is acceptable to Agent and (y) with respect to their Fiscal Year 2010, a balance sheet of the Borrowers on a consolidated basis, giving effect to the Transactions and prepared from the audited consolidating financial statements of the Borrowers and in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such audited consolidating financial statements, reported upon without qualification by the Accountants. The report of the Accountants shall be accompanied by a copy of any management letter of the Accountants addressed to any Parent Holdco and a statement of the Accountants certifying that (A) they have caused this Agreement to be reviewed, (B) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under Sections 6.5 and (if applicable) 7.6 of this Agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth the Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.5, (if applicable) 7.6 and 7.7 hereof. In addition, the reports shall be accompanied by a Compliance Certificate. Notwithstanding the foregoing, it is understood and agreed that, despite the requirements of GAAP, the annual audited financial statements may be provided in a manner which presents the investments of the Twist North America Group in joint ventures on a basis which indicates the original historical cost value in their combined and consolidated financial statements and not in a manner which reflects any equity in earnings (or losses) or distributions/returns of capital with respect thereto.”

(hhh)      Section 9.8 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.8        Quarterly Financial Statements. Furnish Agent and Lenders (a) if the 2012/2013 Transaction Date has not occurred, within thirty (30) days after the end of each quarter or (b) if the 2012/2013 Transaction Date has occurred, for the first two quarterly deliveries required after such date, within forty-five (45) days after the end of each such quarter and thereafter, within thirty (30) days after the end of each quarter, in the case of clauses (a) and (b), the balance sheet, including statements of income and cash flow of the Twist North America Group on a Combined and Consolidated Basis reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Twist North America Group’s business. The reports shall be accompanied by a Compliance Certificate.”

(iii)          Section 9.9 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.9        Monthly Financial Statements. Furnish Agent and Lenders (a) if the 2012/2013 Transaction Date has not occurred, within thirty (30) days after the end of each month or (b) if the 2012/2013 Transaction Date has occurred, for the first six monthly deliveries required after such date, within forty-five (45) days after the end of each such month and thereafter within thirty (30) days after the end of each month, in the case of clauses (a) and (b), the consolidating balance sheets, including statements of income and cash flows, along with a separate report as to intercompany activities, of each of the Parent Holdcos and their respective Subsidiaries reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Twist North America Group’s business.”

(jjj)         Section 9.10 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.10      Other Reports. Furnish Agent as soon as available, but in any event (a) within ten (10) days after the issuance thereof, with copies of all material written notices, reports and financial statements sent or delivered by or to Twist Europe or any of its Subsidiaries pursuant to the Acquisition Agreement, the Project Rose Acquisition Documents, the 2012/2013 Debt Documents or any of the documents governing or giving rise to Permitted Subordinated Debt and (b) within ten (10) days after the receipt thereof, with copies of all material notices received by Twist Europe or any of its Subsidiaries under or in connection with the Acquisition Agreement, the Project Rose Acquisition Documents, the 2012/2013 Debt Documents or any of the documents governing or giving rise to Permitted Subordinated Debt.”

(kkk)      Section 10.6 of the Credit Agreement is amended and restated to read in its entirety as follows:

“10.6      Judgments. Any judgment or judgments are rendered against any Loan Party for an aggregate amount in excess of $2,000,000 (or, if the 2012/2013 Transaction Date has occurred, $4,000,000) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);”

(lll)          Section 10.13 of the Credit Agreement is amended and restated to read in its entirety as follows:

“10.13    Cross Default, etc. An (a) event of default has occurred under the 2012/2013 Debt Documents, the documents governing or giving rise to Permitted Subordinated Debt or under any other agreement or instrument to which a Loan Party is bound governing or giving rise to Indebtedness of $2,000,000 (or, if the 2012/2013 Transaction Date has occurred, $4,000,000) or more in principal amount, which event of default is not cured or waived within any applicable grace period, or (b) event shall have occurred which results in the (i) required payment by any Loan Party of the principal of any Indebtedness under the 2012/2013 Bridge Facility prior to the issuance of the 2012/2013 Notes or (ii) acceleration of the indebtedness under the 2012/2013 Notes or otherwise requires the mandatory redemption, repurchase or payment of the 2012/2013 Notes prior to their stated maturity date; provided that, this clause (b) shall not apply to Indebtedness permitted hereunder with respect to which (x) all or any portion becomes due or mandatorily redeemable solely as a result of an Asset Loss Event or voluntary sale or other transfer of, in each case, any property that does not constitute Collateral so long as (i) such sale or other transfer is otherwise permitted hereunder and (ii) if the Loan Parties are required to make any payment or transfer of funds in association therewith, such payment or transfer is otherwise permitted hereunder or (y) all or any portion becomes due or mandatorily redeemable solely as a result of an Asset Loss Event or voluntary sale or other transfer of, in each case, any Collateral so long as all proceeds thereof are permitted to first be applied to the Obligations until paid in full;”

(mmm)  Section 10.21 of the Credit Agreement is amended and restated to read in its entirety as follows:

“10.21    Invalidity of Certain Agreements, etc. The Intercreditor Agreement, any Subordination Agreement or any other intercreditor agreement delivered to Agent in connection with this Agreement shall cease to be in full force and effect, or any Person party to any such agreement shall breach the provisions thereof or shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any such Person or any Governmental Body having jurisdiction over such Person, seeking to establish the invalidity or unenforceability thereof;”

(nnn)      The first sentence of Section 13.1 of the Credit Agreement is amended to read as follows:

“This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Parent Holdco, each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect, unless sooner terminated as herein provided, until December 17, 2015 (the “Term”); provided, however, if the 2012/2013 Transaction Date has occurred, then the Term shall end on the earlier of (a) the date that is the fifth anniversary of the 2012/2013 Transaction Date or (b) the date that is ninety (90) days prior to the stated maturity date of the 2012/2013 Notes, subject, in each case, to earlier termination as provided in this Agreement.”

(ooo)      Upon the occurrence of the 2012/2013 Transaction Date Exhibit C-1 to the Credit Agreement is deleted and replaced with Exhibit C-1 to this Amendment.

2.             Fees. In consideration of the agreements set forth herein, the U.S. Borrowers hereby agree to pay to Agent, for the ratable benefit of the Lenders (a) a documentation fee in the amount of $50,000 (the “Documentation Fee”), which fee is non-refundable when paid and is fully-earned as of and due and payable on the date of this Amendment and (b) an amendment fee in the amount of $300,000 (the “Fifth Amendment Fee”), which fee is non-refundable when paid and is fully-earned as of and due and payable on the 2012/2013 Transaction Date.

3.             Effectiveness of this Amendment. Upon the satisfaction, or waiver by the Co-Collateral Agents, of all of the following conditions in a manner reasonably satisfactory to the Co-Collateral Agents, this Amendment shall become effective (the date of such satisfaction, or waiver, as applicable, being the “Effective Date”).

(a)           Amendment. This Amendment fully-executed by all parties hereto and thereto.

(b)           Amended and Restated Fee Letter. An amendment and restatement of the Fee Letter in form and substance satisfactory to the Co-Collateral Agents, fully-executed by all parties hereto and thereto.

(c)           Fees. The Documentation Fee and the underwriting fee due under the Fee Letter (as amended and restated on the date hereof), which shall be paid as a charge to U.S. Borrower’s Account.

(d)           Representations and Warranties. The representations and warranties set forth herein must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Effective Date.

(e)           Expense Reimbursement. Co-Collateral Agents shall have received reimbursement for all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to each of the Co-Collateral Agents) in accordance with Section 15.9 of the Credit Agreement.

4.             Representations and Warranties. As of the date hereof and as of the Effective Date, each of the Parent Holdcos and Borrowers represents and warrants as follows:

(a)           Authority. Such Person has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Other Documents (as amended or modified hereby). This Amendment has been duly executed and delivered by such Person, and this Amendment constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (a) are within such Person’s corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by all necessary company or partnership (as applicable) action, are not in contravention of law or the terms of such Person’s operating agreement, bylaws, partnership agreement, certificate of formation, articles of incorporation or other applicable documents relating to such Person’s formation or to the conduct of such Person’s business or of any material agreement or undertaking to which such Person is a party or by which such Person is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents which have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Loan party under the provisions of any material agreement, charter document, operating agreement or other instrument to which any Loan Party is a party or by which it or its property is a party or by which it may be bound.

(b)           Representations and Warranties. Each of the representations and warranties made by a Loan Party in or pursuant to the Credit Agreement (as modified by this Amendment), the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement are true and correct in all material respects on and as of the date hereof or the Effective Date, as applicable, as though made on and as of such date, other than representations and warranties relating to a specific earlier date, and in such case such representations and warranties are true and correct in all material respects as of such earlier date.

(c)           No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

5.             Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

6.             Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

7.             Reference to and Effect on the Other Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Agent and the Lenders.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent and/or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

(d)           To the extent that any terms and conditions in any of the Other Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

8.             Ratification. Each of the Parent Holdcos and Borrowers hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Other Documents effective as of the date hereof.

9.             Integration. This Amendment, together with the Other Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10.          Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

11.          Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent, the Co-Collateral Agents or the Lenders to modify or waive any of their respective rights and remedies under the Other Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

12.          Partial Release of Liens. Upon the occurrence of the 2012/2013 Transaction Date, at the sole cost and expense of the Borrowers:

(a)           that certain Collateral Assignment, dated December 17, 2010, executed by the Loan Parties in favor of the Agent shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full, all Liens granted thereunder shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full;

(b)           that certain Pledge Agreement, dated December 17, 2010, executed by Albea Americas, Albea Cosmetics, Albea Solutions and Albea Mexicana in favor of the Agent shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full, all Liens granted thereunder shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full, and the Agent shall return to the Borrowers all certificates evidencing the Equity Interests pledged thereunder, together with all stock power or other similar transfer instruments, previously delivered to the Agent;

(c)           that certain Pledge and Security Agreement, dated December 17, 2010, executed by U.S. Parent Holdco, Cebal LLC, Albea Texas, Albéa Metal Holding and Albéa Real Estate in favor of the Agent, shall be amended and restated in the form of Exhibit G, all Liens granted thereunder in assets that are not Collateral shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full, and the Agent shall return to the Borrowers all certificates evidencing the Equity Interests pledged thereunder, together with all stock power or other similar transfer instruments, previously delivered to the Agent;

(d)           that certain Canadian Pledge and Security Agreement, dated December 17, 2010, executed by Canadian Parent Holdco and Albea Canada in favor of the Agent, shall be amended and restated in the form of Exhibit H, all Liens granted thereunder in assets that are not Collateral shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full, and the Agent shall return to the Borrowers all certificates evidencing the Equity Interests pledged thereunder, together with all stock power or other similar transfer instruments, previously delivered to the Agent;

(e)           all Liens in and to all of the assets of the Loan Parties that no longer constitute “Collateral” shall immediately, without any further action by the Agent or any Loan Party, be automatically and permanently terminated and released in full;

(f)            the Loan Parties and their designees are authorized to file UCC and PPSA amendments in the forms of Exhibit I hereto;

(g)           the Agent shall execute and deliver to the Borrowers terminations of all intellectual property security agreements and notices in the form of Exhibit J hereto; and

(h)           the Agent agrees to promptly execute and deliver to the Loan Parties such other documentation reasonably requested by any Loan Party to further evidence the release of the Agent’s Liens in all assets of the Loan Parties that do not constitute Collateral.

13.          Guarantors’ Acknowledgment. With respect to the amendments to the Credit Agreement effected by this Amendment, each of the Loan Parties signatory hereto that is (or concurrently herewith, is becoming) a Guarantor, hereby acknowledges and agrees to this Amendment and confirms and agrees that its Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of this Amendment, each reference in such Guaranty to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or modified by this Amendment. Although Agent and the Lenders have informed the Guarantors of the matters set forth in this Amendment, and the Guarantors are hereby acknowledging the same, each Guarantor understands and agrees that neither Agent nor any Lender has any duty under the Credit Agreement, any Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any transaction hereafter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TWIST BEAUTY PACKAGING HOLDING CORP.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBEA AMERICAS, INC.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBEA COSMETICS AMERICA, INC.,
a Delaware corporation

By:	/s/ Robert Pelliciari
Name: Robert Pelliciari
Title: Secretary

ALBEA BEAUTY SOLUTIONS USA, LLC,
a New York limited liability company

By:	/s/ Robert Pelliciari
Name: Robert Pelliciari
Title: Secretary

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

ALBEA MEXICANA, LP,
a Texas limited partnership

By: Albea Plastic Packaging Texas, Inc.
Its: General Partner

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

BEAUTY PACKAGING CANADA HOLDINGS, INC.,

an Ontario corporation

By:	/s/ Roy Turner
Name: Roy Turner
Title: Director

ALBÉA CANADA INC.,
an Ontario corporation

By:	/s/ Roy Turner
Name: Roy Turner
Title: Director

CEBAL MEXICANA, LLC,
a Delaware limited liability company

By: Albea Plastic Packaging Texas, Inc.
Its: General Partner

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

ALBEA PLASTIC PACKAGING TEXAS, INC.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL AMERICAS, INC.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL HOLDING CORP.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL REAL ESTATE, INC.,
a Delaware limited liability company

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Collateral Agent, Agent and a Lender

By:	/s/ Scott K. Goldstein
Name: Scott K. Goldstein
Title: Senior Vice President

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Co-Collateral Agent and a Lender

By:	/s/ Pamela Eskra
Name: Pamela Eskra
Title: Duly Authorized Signatory

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

PNC BANK CANADA BRANCH,
as a Lender

By:	/s/ James Bruce
Name: James Bruce
Title: Vice President

Signature Page to Fifth Amendment to Revolving Credit, Term Loan and Security Agreement

EXHIBIT A

Summary of Terms of Bridge Facility

Principal:	Initial principal amount not to exceed $650,000,000

Interest:

At a per annum rate not in excess of 10%; provided that no payments thereof in cash shall be required to be made by any Loan Party until the Obligations have been paid in full in cash and all commitments of the Lenders under the Credit Agreement have been terminated (it being understood that such interest payments may (but shall not be required) be funded through dividends permitted by Section 7.7(a)(vii)(B) of the Credit Agreement)

Amortization:

No payments of any principal shall be required to be made by any Loan Party until the Obligations have been paid in full in cash and all commitments of the Lenders under the Credit Agreement have been terminated (it being understood that such principal payments may (but shall not be required) be funded through dividends permitted by Section 7.7(a)(vii)(B) of the Credit Agreement)

Maturity:	Earlier of (i) demand or (ii) consummation of the 2012/2013 Notes transaction

Collateral:	Substantially the same as would secure the 2012/2013 Notes and subject to the terms of the Intercreditor Agreement

U.S./Canadian Guarantors:	Substantially the same persons as would provide a guaranty of the 2012/2013 Notes

Documentation:

Usual and customary for secured bridge facilities provided to portfolio companies of Sun Capital Partners and to include a subordination agreement in favor of the Agent reflecting the terms set forth above and otherwise in form and substance satisfactory to the Co-Collateral Agents

EXHIBIT B

Description of Notes

See attached.

EXHIBIT C-1

Form of Compliance Certificate

See attached.

EXHIBIT D

Form of Intercreditor Agreement

See attached.

EXHIBIT E

Project Rose Acquisition Agreement

See attached.

EXHIBIT F

Form of Twist Europe Loan Note

See attached.

EXHIBIT G

Form of Amended and Restated Pledge and Security Agreement

See attached.

EXHIBIT H

Form of Amended and Restated Canadian Pledge and Security Agreement

See attached.

EXHIBIT I

Forms of UCC and PPSA Amendments

See attached.

EXHIBIT J

Forms of Intellectual Property Security Agreement and Notice Terminations

See attached.

EXHIBIT S

Forms of Subordination Agreement for Twist Europe Loan

See attached.